Exhibit D-3

                            UNITED STATES OF AMERICA
                                   BEFORE THE
                      FEDERAL ENERGY REGULATORY COMMISSION


Rochester Gas and Electric Corporation        )             Docket No. EC98-


              APPLICATION OF ROCHESTER GAS AND ELECTRIC CORPORATION
                       FOR AUTHORITY TO IMPLEMENT PROPOSED
                            HOLDING COMPANY STRUCTURE


         Pursuant to section 203 of the Federal Power Act ("FPA"), 16 U.S.C. Sec. 824b, and Part 33 of the Commission's regulations, 18 C.F.R. Sec. 33
(1997), Rochester Gas and Electric Corporation ("RG&E") hereby files an Application for authority to implement a holding company structure. The proposed reorganization involves the formation of a new holding company, HoldCo, which will become the parent corporation of RG&E through a share-for-share exchange of RG&E's common stock for common stock of HoldCo. RG&E believes that a holding company structure will enable it to better respond to the changing business environment of the electric utility industry. The proposed holding company structure would have no effect on RG&E's jurisdictional facilities, rates, or services and is compatible with the public interest. In support of this Application, RG&E submits the following:

I.       BACKGROUND

         RG&E is a public utility under section 201 of the Federal Power Act and a gas and electric corporation, duly organized, existing, and authorized to do business under the Transportation Corporations Law of the State of New York. RG&E owns and operates electric generation, transmission, and distribution facilities and natural gas distribution facilities that


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                                      -2-

serve retail customers in and around the City of Rochester, New York. The Company's service area has a population of approximately one million and is well diversified among residential, commercial, and industrial consumers. In addition to the City of Rochester, which is the third largest city and a major industrial center in New York State, it includes a substantial suburban area with commercial growth and a large and prosperous farming area. RG&E's retail electric business is subject to regulation by the New York Public Service Commission ("NYPSC").

         RG&E is authorized by the Commission to engage in sales of capacity and energy at cost-based rates(1) and at market-based rates.(2) In addition, RG&E offers open access, nondiscriminatory transmission services pursuant to an Open Access Transmission Tariff accepted by the Commission.(3) RG&E has two wholly-owned subsidiaries, Energetix, Inc. ("Energetix") and RGS Development Corp. ("RGS").(4) Energetix is authorized by the Commission to sell capacity and energy at market-based rates.(5) RGS was formed to pursue unregulated business opportunities in the energy marketplace.

         The proposed reorganization into a holding company is in response to the Competitive Opportunities proceeding instituted by the NYPSC in Case No. 94-E-0952, et al.,(6) which


      -------------------

1 RG&E's FERC Electric Rate Schedule, Original Volume No. 1 (Power Sales Tariff), was accepted by the Commission in Docket No. ER94-1279.

2     Rochester Gas and Electric Corporation, 80 FERC Para.  61,284 (1997).

3     Rochester Gas and Electric Corporation, 79 FERC Para. 61,378 (1997).

4 RG&E has a third subsidiary, Energyline Corporation ("Energyline"), which is currently inactive. RG&E is planning to dissolve Energyline before the restructuring described in this Application takes place. If, however, Energyline still exists when the restructuring occurs, Energyline will also become a wholly-owned subsidiary of HoldCo.

5 Rochester Gas and Electric Corporation, 80 FERC Para. 61,284 (1997). Initially this rate schedule was filed in the name of ROXDEL. On February 12, 1998, the Commission accepted for filing a Notice of Succession filed in Docket No. ER98-1120 by Energetix, Inc. reflecting the name change.

6 In the Matter of Competitive Opportunities Regarding Electric Service, Opinions No. 96-12, Opinion and Order Regarding Competitive Opportunities for Electric Service (May 20, 1996) ("Opinion No. 96-12").

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                                      -3-


addresses the future structure of the electric utility industry in New York State. In Opinion No. 96-12, the NYPSC required individual utilities, including RG&E, to file a restructuring plan to address, among other things, the corporate structure deemed necessary to meet the NYPSC's policy and vision for increased competition. On November 26, 1997, RG&E's settlement ("1997 Settlement") concerning the Company's restructuring plan was approved by the NYPSC.(7)

         The 1997 Settlement permitted RG&E to establish a new corporate structure through either a functionally separate or a legally distinct entity. RG&E has determined that the holding company structure is the most effective means to separate its regulated and unregulated operations and to create a fully competitive environment for the supply of electricity, at both wholesale and retail, to benefit RG&E's customers and shareholders.

II.      PROPOSED REORGANIZATION

         A.       PROPOSED HOLDING COMPANY STRUCTURE

         The proposed restructuring will be initiated by the formation of a new, wholly-owned subsidiary. RG&E will transfer all shares of stock of its other subsidiaries, Energetix and RGS, in the form of a capital contribution to the new subsidiary. The transition into a holding company structure will then be accomplished through an exchange of each outstanding share of common stock of RG&E for one share of common stock of the new subsidiary, HoldCo, pursuant to an Agreement and Plan of Share Exchange (the "Share Exchange") to be entered into between RG&E and HoldCo. As a result of the Share Exchange and subject to the rights, if any, of the holders of RG&E's common stock to exercise their appraisal rights, each outstanding


      -------------------

7 Order Adopting Terms of Settlement Subject to Conditions and Changes, issued November 26, 1997 in Case 96-E-0898, In the Matter of Rochester Gas and Electric Corporation's Plans for Electric
(Footnote continued on next page)
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                                      -4-


share of common stock of RG&E will automatically be exchanged and, without any further action, will thereafter represent one share of common stock of HoldCo. Upon completion of the restructuring, RG&E, Energetix, and RGS will be wholly-owned subsidiaries of HoldCo.

         Attached to this Application as Appendix A are diagrams showing RG&E's corporate structure prior to and after the creation of the holding company.

         B.       APPLICABLE STANDARD FOR APPROVAL

         The Commission has held that the transfer of ownership and control of jurisdictional facilities through a transfer of a public utility's common stock from existing shareholders to a newly-created holding company, such as the reorganization proposed by RG&E, constitutes a disposition of jurisdictional facilities requiring prior Commission approval under section 203 of the FPA.(8) The Commission will approve a proposed disposition of facilities under section 203 if the disposition is consistent with the public interest. In evaluating consistency with the public interest, the Commission focuses on three factors: the effect on competition, the effect on rates, and the effect on regulation.(9) RG&E's proposed reorganization is clearly in the public interest. The formation of a holding company will be beneficial to competition, will have no effect on RG&E's rates and no effect on regulation. Furthermore, it is similar to other public utilities' corporate restructuring proposals that the Commission has determined to be consistent with the public interest. Therefore, the Commission should approve RG&E's proposed restructuring.


      -------------------

(Footnote continued from previous page)
      Rate/Restructuring Pursuant to Opinion No. 96-12.

8     Central Vermont Public Service Corporation, 39 FERC Para. 61,295 (1987).

9 Inquiry Concerning the Commission's Merger Policy Under the Federal Power Act, Policy Statement, Order No. 592, FERC Stats. and Regs. Para. 31,044 at 30,111, 30,113-114 (1996), order on reconsideration, Order No. 592-A, 79 FERC Para. 61,321 (1997) ("Merger Policy Statement"); see also Boston Edison Company BEC Energy, 80 FERC Para. 61,274 (1997).

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                                      -5-



III.     FILING REQUIREMENTS UNDER SECTION 33.2 OF THE COMMISSION
         REGULATIONS

         The following information is submitted in accordance with Section 33.2 of the Commission's regulations.(10)

         A. THE EXACT NAME AND ADDRESS OF THE PRINCIPAL BUSINESS OFFICE OF THE APPLICANT

                  Rochester Gas and Electric Corporation
                  89 East Avenue
                  Rochester, New York  14649


         B. NAMES AND ADDRESSES OF PERSONS AUTHORIZED TO RECEIVE NOTICES AND COMMUNICATION CONCERNING THIS APPLICATION

                  Elizabeth W. Whittle, Esq.
                  Nixon, Hargrave, Devans & Doyle LLP
                  One Thomas Circle
                  Suite 700
                  Washington, D.C.  20005
                  (202) 457-5300
                  (202) 457-5355 (facsimile)

         and

                  Marjorie L. Perlman
                  Senior Regulatory Analyst
                  Rochester Gas and Electric Corporation
                  89 East Avenue
                  Rochester, New York 14649
                  (716) 771-4690
                  (716) 724-8818 (facsimile)


      -------------------

10    18 C.F.R. Sec.33.2 (1997).
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                                      -6-

         C.       DESIGNATION OF THE TERRITORIES SERVED, BY COUNTIES AND STATES

         RG&E's service territory includes portions of the following counties, all within the State of New York: Genesee, Livingston, Monroe, Ontario, Orleans, Wayne and Wyoming. Attached as Appendix B is a map indicating RG&E's gas and electric franchise areas.

         D. A GENERAL STATEMENT BRIEFLY DESCRIBING THE FACILITIES OWNED OR OPERATED FOR TRANSMISSION OF ELECTRIC ENERGY IN INTERSTATE COMMERCE OR FOR THE SALE OF ELECTRIC ENERGY IN INTERSTATE COMMERCE OR FOR THE SALE OF ELECTRIC ENERGY AT WHOLESALE IN INTERSTATE COMMERCE

         RG&E owns and/or operates approximately 1117 miles of transmission circuits, including over 158 miles of 110 kV lines, over 243 miles of 150 kV lines, and over 715 miles of 345 kV lines. RG&E also has ownership interests in several generation facilities which it uses to serve its electric retail customers and to make wholesale sales of electric energy pursuant to rate schedules that are on file with the Commission. The total net generating capacity of the Company's electric system is 1,239,000 Kw. The Company's five major generating facilities are two nuclear units, the Ginna Nuclear Plant and the Company's fourteen percent share of Nine Mile Point Nuclear Plant Unit No. 2, and three fossil fuel generating stations, the Russell and the Beebee Stations and the Company's twenty-four percent share of Oswego Unit Six ("Oswego 6").(11) In addition, the Company has four licensed hydroelectric generating stations with an aggregate capacity of 47 megawatts.(12)


      -------------------

11 On December 1, 1997, Niagara Mohawk Power Corporation ("Niagara") announced a plan to sell its fossil-fueled and hydroelectric generating stations by auction in 1998. This plan was agreed to as part of Niagara's Power Choice Settlement currently under review by the NYPSC. The Company intends to include its 24% share of Niagara's Oswego 6 for sale as part of Niagara's auction.

12 Although not directly relevant to this application, the Company also owns and operates natural gas distribution facilities unlicensed hydroelectric projects.

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                                      -7-


         E. WHETHER THE APPLICATION IS FOR DISPOSITION OF FACILITIES BY SALE, LEASE OR OTHERWISE, AND A DESCRIPTION OF THE CONSIDERATION, IF ANY

         As described above, this Application is for authorization to implement a holding company structure, which will be completed through a share-for-share exchange of RG&E's common stock for HoldCo's stock. No consideration or sales price is entailed.

         F. A STATEMENT OF FACILITIES TO BE DISPOSED OF, CONSOLIDATED OR MERGED, GIVING A DESCRIPTION OF THEIR PRESENT USE AND PROPOSED USE AFTER DISPOSITION, CONSOLIDATION OR MERGER, AND WHETHER THE PROPOSED DISPOSITION INCLUDES ALL OF THE OPERATING FACILITIES OF THE PARTIES TO THE TRANSACTION

         The Commission deems the creation of a holding company over RG&E to be a disposition of all of RG&E's facilities for purposes of the FPA. However, after the holding company structure is implemented, title, possession, and use of all of RG&E's operating facilities will continue to be held by RG&E, which will be a wholly-owned subsidiary of HoldCo.

         G. A STATEMENT (IN THE FORM PRESCRIBED BY THE COMMISSION'S UNIFORM SYSTEM OF ACCOUNTS FOR PUBLIC UTILITIES AND LICENSEES) OF THE COST OF THE FACILITIES INVOLVED IN THE DISPOSITION

         The cost of RG&E's utility plant in the form prescribed by the Uniform System of Accounts is shown in RG&E's FERC Form No. 1 for the year ended December 31, 1997, at pages 110, 200, 204 through 207.



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                                      -8-


         H. A STATEMENT AS TO THE PROPOSED TRANSACTION UPON ANY CONTRACT FOR THE PURCHASE, SALE, OR INTERCHANGE OF ELECTRIC ENERGY

         The proposed reorganization will not affect any contract for the purchase, sale, or interchange of electricity. Each such contract that is in existence on the date of the reorganization will continue in effect in accordance with its terms after the reorganization.

         I. A STATEMENT AS TO WHETHER ANY APPLICATION WITH RESPECT TO THE TRANSACTION OR ANY PART THEREOF IS REQUIRED TO BE FILED WITH ANY OTHER FEDERAL OR STATE REGULATORY BODY

         RG&E filed an application with the NYPSC requesting authorization for the proposed restructuring on July 30, 1998. Such a filing is specifically contemplated by the RG&E's Settlement in the Competitive Opportunities proceeding.(13) In approving the Settlement, the NYPSC endorsed in principle the proposed restructuring, subject to the Company's filing of a petition substantially in the form attached as Schedule J to the Settlement. However, the fact that the NYPSC has not yet approved the proposed restructuring should not delay review of the instant Application. The Commission has stated that it will not delay processing applications such as RG&E's to allow states to complete their own reviews.(14) RG&E also filed an application with the Nuclear Regulatory Commission ("NRC") on July 31, 1998 and will shortly file an application with the Securities and Exchange Commission(15) ("SEC"). Other than review by the Commission, NYPSC, and NRC, no other state or federal agency is required to approve the proposed reorganization.

      -------------------

13    1997 Settlement at 52.

14    Merger Policy Statement, FERC Stats. and Regs. at 30,127-28.

15 RG&E will file an application at the SEC for an order granting an exemption to HoldCo from regulation under the Public Utilities Holding Company Act ("PUHCA" or the "Act") pursuant to
(Footnote continued on next page)
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                                      -9-


         J. THE FACTS RELIED UPON TO SHOW THAT THE PROPOSED DISPOSITION WILL BE CONSISTENT WITH THE PUBLIC INTEREST

         RG&E submits that the proposed reorganization is consistent with the public interest. The Commission has on numerous occasions found that reorganizations involving the creation of holding companies are consistent with the public interest.(16) The proposed reorganization will strengthen RG&E by establishing a more appropriate corporate structure for the pursuit of unregulated non-utility business activities. RG&E expects that the resulting increased flexibility will enhance its long-term financial strength.

         As the Commission is well aware, deregulation and competition are reshaping the utility industry and changing the nature of the electric business. After extensive investigation and analysis, RG&E has determined that the holding company structure described in this Application is the best means for RG&E to position itself for future changes and opportunities. Furthermore, this structure will enable it to take advantage of emerging business opportunities to the benefit of both shareholders and customers.

         The proposed reorganization is in the public interest as evaluated based upon the three factors set forth in the Commission's Merger Policy
Statement: (1) effect on competition, (2) effect on rates, and (3) effect on regulation.(17) When evaluating the effect on competition, the


      -------------------

(Footnote continued from previous page)
      section 3(a)(1) of the Act.15 U.S.C. Sec. 79c(a)(1). SEC approval of the reorganization is not required.

16 See, e.g., New York State Electric and Gas Corporation, 81 FERC Para. 62, 201 (1997); Pennsylvania Power & Light Company, 69 FERC Para. 62,267
      (1994); Commonwealth Edison Company, 63 FERC Para. 62,049 (1994); Central Vermont Public Service Corporation, 39 FERC Para. 61,295 (1987).

17 See Merger Policy Statement, FERC Stats. and Regs. Para. 31,044. The Merger Policy Statement addresses public utility mergers subject to the Commission's jurisdiction under Section 203(a) of the FPA. While the instant Application does not involve a "merger" between electric public utilities, but
(Footnote continued on next page)

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                                      -10-


Commission considers whether the proposed merger will result in dominant firms that will manipulate electricity markets and harm competition.(18) Additionally, when evaluating the effect on rates, the Commission considers whether the proposed merger is likely to lead to unnecessary rate increases or inhibit rate decreases.(19) Finally, when evaluating the effect on regulation, the Commission considers whether the merger would impair effective regulation by creating a regulatory gap.(20) As more fully demonstrated below, the proposed reorganization: (1) does not raise competitive issues; (2) does not adversely affect wholesale power sales or transmission rates; and (3) does not adversely impact on the ability of the Commission or state regulators to regulate the jurisdictional entities.

         1.      EFFECT ON COMPETITION

         The proposed restructuring will not have an adverse effect on competition in wholesale electric markets. In fact, the proposed reorganization is being effected substantially as a response to the NYPSC's Competitive Opportunities proceeding designed to increase competitive choices for New York ratepayers. The proposed reorganization results in a change in ownership or control of jurisdictional facilities solely by reason of the creation of a new holding company and the exchange of shares of RG&E for shares of HoldCo. For this reason, the proposed transaction will create neither vertical nor horizontal market power issues.

         In order to have an effect on competition, a transaction must change in some manner the relative ownership or control of generation assets, transmission assets or other inputs that could


      -------------------

(Footnote continued from previous page)
      rather the reorganization of an electric public utility, RG&E has addressed each of the criteria set forth in the Merger Policy Statement to demonstrate that the reorganization is in the public interest.

18    Merger Policy Statement, FERC Stats. and Regs. at 30,117.

19    Id. at 30,121-122.

20    Id. at 30,124.

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                                      -11-


be used as barriers to entry or to affect price. Here, however, RG&E will own or control the same generation, transmission and other utility assets after the holding company formation as before. Furthermore, RG&E's facilities will not be combined with the facilities of any other public utility as a result of the reorganization and, therefore, the proposed reorganization does not enhance the ability of RG&E to exercise market power in any geographic or product market.(21) After the reorganization, RG&E will continue to provide the same non-discriminatory rates and terms and conditions of service that it currently does. RG&E's proposed reorganization, therefore, is fully consistent with the Commission's pro-competitive policies.

         The proposed reorganization represents a fundamental pro-competitive shift in business structure that will serve the goals of the NYPSC, as well those of this Commission. The benefits of a holding company structure are well established. The proposed structure will facilitate the separation of RG&E's traditional utility operation from those of its unregulated businesses. Furthermore, a holding company structure protects ratepayers from cross-subsidization of costs and from the transfer of business risk from unregulated to regulated businesses. It allows the Commission and the NYPSC to more easily track costs and revenues. In short, the holding company structure is a highly desirable form of conducting regulated and unregulated business within the same corporate group.

         2.       EFFECT ON RATES

         The proposed reorganization will have no effect on RG&E's rates or operating costs. RG&E does not, in this Application, propose to change any rates for services. After the reorganization is complete, RG&E will continue to be subject to regulation by the NYPSC with respect to its retail rates, service, accounting and other general matters of utility operation, and


      -------------------

21    See Enova Corporation, 79 FERC Para. 61,107 (1997).

subject to regulation by the Commission with respect to any and all wholesale power sales-related and transmission-related issues. RG&E will continue to own and operate all of its jurisdictional facilities and will continue to perform under all of its contracts.

         The reorganization will help RG&E to maintain a balanced capital structure and insulate RG&E's utility customers from the effects of its unregulated businesses. By separating RG&E's regulated and unregulated activities, the holding company structure will ensure that the credit quality of RG&E is unaffected by any higher risk undertakings by its unregulated businesses.

         3.       EFFECT ON REGULATION

         The proposed reorganization will have no effect on the ability of this Commission or the NYPSC to regulate RG&E. No regulatory gap will be created by creation of this proposed holding company. Following the reorganization, RG&E will continue to be subject to the jurisdiction of the Commission for wholesale sales of electricity and wholesale transmission matters. RG&E's market-based rate authority will remain the same after the restructuring. In addition, RG&E's Code of Conduct, which governs interactions between RG&E and Energetix, will remain in effect and unaltered after the restructuring. RG&E also will continue to be subject to the jurisdiction of the NYPSC, whose authorization to form this holding company is required. HoldCo will not be a registered holding company under PUHCA and will qualify for an exemption from registration as a "predominately intrastate" public utility holding company pursuant to section 3(a)(1) of PUHCA. Thus, there will be no potential conflict between regulation under PUHCA and the Federal Power Act.(22)


      -------------------

22 See Long Island Lighting Company, 80 FERC Para. 61,035 (1997); Enron Corporation, 78 FERC Para. 61,179 (1997)

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                                      -13-

         K. BRIEF STATEMENT OF FRANCHISE HELD, SHOWING DATE OF EXPIRATION, IF NOT PERPETUAL

         RG&E holds an individual franchise for electric and gas service for each municipality it serves. All franchises that RG&E holds for electric service are perpetual.

         L. FORM OF NOTICE SUITABLE FOR PUBLICATION IN THE FEDERAL REGISTER, BRIEFLY SUMMARIZING THE APPLICATION IN SUCH A WAY AS TO ACQUAINT THE PUBLIC WITH ITS SCOPE AND PURPOSE

         A Form of Notice suitable for publication in the Federal Register, pursuant to 18 C.F.R. Sec. 35.8, is attached hereto as Appendix C. An electronic version of the draft notice is also submitted herewith on a 3 1/2" diskette in WordPerfect 5.2 format.

IV.      LIST OF MATERIALS ENCLOSED WITH FILING

         This Application is comprised of the foregoing statements and the following appendices and required exhibits:

         Appendix A -      Diagram of RG&E's current and proposed corporate
                           structure.


         Appendix B -      Map indicating RG&E's gas and electric franchise
                           area.

         Appendix C -      Form of Notice for publication in the Federal
                           Register.

         Appendix D -      Verification

         The following exhibits required by Section 33.3 of the Commission's Regulations are attached to this Application:

         Exhibit A -       Resolution adopted by RG&E's Board of Directors
                           authorizing the Reorganization proposal and the filing of this Application. (To be filed when available)

         Exhibit B -       Statement of measure of control or ownership
                           exercised by or over RG&E and the nature and extent of any intercorporate relationships.

         Exhibit C -       RG&E's balance sheet with supporting plant schedules
                           for the 12-month period ended December 31, 1997 in the form prescribed for Statements A and B of Form No. 1, "Annual Report for Electric
                           Utilities, Licensees and Others (Class A and Class
                           B)," prescribed by Section 14.1 of the Commission's
                           Rules and Regulations.

         Exhibit D -       Statement of known contingent liabilities of RG&E,
                           except minor items.

         Exhibit E -       RG&E's income statement for the 12-month period ended
                           December 31, 1997 in the form prescribed for Statement C of Form No. 1, "Annual Report for
                           Electric Utilities, Licensees and Others (Class A and
                           Class B)," prescribed by Section 14.1 of the Commission's Rules and Regulations.

         Exhibit F-        An analysis of RG&E's retained earnings for the
                           period covered by the income statement referred to in Exhibit E.

         Exhibit G -       A copy of the application and each exhibit filed with
                           the NYPSC and NRC in connection with the proposed transaction. (The SEC application will be filed when available)

         Exhibit H -       Agreement and Plan of Exchange.  (To be filed when
                           available)

         Exhibit I -       System Map of Generating Stations and Transmission
                           Lines.


         WHEREFORE, RG&E respectfully requests that the Commission approve this Application and authorize the proposed corporate reorganization under the terms and conditions set forth herein because the proposed reorganization is consistent with the public interest and would have no effect on RG&E's jurisdictional facilities, rates or services.

                                                    Respectfully submitted,

                                                    /s/Karen E. Georgenson
                                                    Elizabeth W. Whittle
                                                    Karen E. Georgenson

Nixon, Hargrave, Devans & Doyle, LLP
One Thomas Circle, N.W.
Seventh Floor
Washington, D.C. 20005-5802
Telephone: (202) 457-5300
Facsimile:  (202) 457-5355

Dated:    August 12, 1998

Exhibit to Exhibit D-3

       APPENDICES AND EXHIBITS TO ROCHESTER GAS AND ELECTRIC CORPORATION'S
         AUGUST 12, 1998 FILING AT FEDERAL ENERGY REGULATORY COMMISSION
                   UNDER SECTION 203 OF THE FEDERAL POWER ACT

*Appendix A -            Diagram of RG&E's current and proposed corporate

***Appendix B -          Map indicating RG&E's gas and electric franchise area.

*Appendix C -            Form of Notice for publication in the Federal Register

*Appendix D -            Verification

**Exhibit A -            Resolution adopted by RG&E's Board of Directors
                         authorizing the Reorganization proposal and the filing of this Application.

*Exhibit B -             Statement of measure of control or ownership exercised
                         by or over RG&E and the nature and extent of any intercorporate relationships.

*Exhibit C -             RG&E's balance sheet with supporting plant schedules
                         for the 12-month period ended December 31, 1997 in the form prescribed for Statements A and B of Form No. 1,
                         "Annual Report for Electric Utilities, Licensees and
                         Others (Class A and Class B)," prescribed by Section
                         14.1 of the Commission's Rules and Regulations.

*Exhibit D -             Statement of known contingent liabilities of RG&E,
                         except minor items.

*Exhibit E -             RG&E's income statement for the 12-month period ended
                         December 31, 1997 in the form prescribed for Statement
                         C of Form No. 1, "Annual Report for Electric Utilities,
                         Licensees and Others (Class A and Class B)," prescribed by Section 14.1 of the Commission's Rules and Regulations.

*Exhibit F-              An analysis of RG&E's retained earnings for the period
                         covered by the income statement referred to in Exhibit E.

***Exhibit G -           A copy of the application and each exhibit filed with
                         the NYPSC and NRC in connection with the proposed transaction.

**Exhibit H -            Agreement and Plan of Exchange.

*Exhibit I -             System Map of Generating Stations and Transmission
                         Lines.

         *Pursuant to the instructions for the filing of an application using Form U-1, these appendices and exhibits have been omitted as they are neither relevant nor material to this Application.

         **Not yet filed. These exhibits will not be filed as part of the instant application because they are neither relevant nor material.

         ***Filed or described as part of the instant Application.